EXHIBIT 99.1

ROO Group, Inc to Acquire Avenue’s 50% Interest in

VideoDome.com Networks Inc.

LOS ANGELES - September 22, 2004—Avenue Group, Inc (OTC BB: AVNU) announced today that ROO Group Inc (ROO) has entered into an agreement to purchase the shares of Avenue’s subsidiary, Bickhams Media, Inc, which in turn holds 50% of the outstanding shares of VideoDome.com Networks Inc (VideoDome) a digital video streaming company based in Los Angeles, in exchange for $300,000, 4 million shares of ROO’s restricted common stock and ROO’s guarantee of a an existing $288,000 promissory note of VideoDome. In addition, ROO has agreed to issue an additional 3 million shares of its restricted common stock to Avenue in exchange for Avenue’s termination of certain rights with respect to ROO shares owned by it. ROO is an independently operated provider of digital media solutions and technology. Avenue has been a shareholder in ROO since 2002 and following the VideoDome transaction, Avenue will own in the aggregate approximately 25% of ROO’s outstanding common stock.

Avenue Group CEO, Levi Mochkin, stated “The three companies have had a long term relationship and from Avenue’s strategic standpoint it was logical to combine our digital media interests into one publicly listed company in ROO.”

ROO Group Chairman and CEO, Robert Petty, stated “Over the past few years ROO has been a customer of many of the VideoDome solutions and had a strong relationship with Daniel Aharonoff the founder and CEO of VideoDome. The strategic acquisition of 50% of VideoDome expands both the expertise and Video solutions of ROO.”

About Avenue Group, Inc.

Avenue Group, Inc. is a Delaware corporation with operations in Los Angeles, California, Melbourne, Australia and Ankara, Turkey. Avenue Group is listed on the NASDAQ OTC Bulletin Board under the symbol “AVNU”.

Avenue is principally engaged in oil and gas exploration and development through its wholly owned subsidiary Avenue Energy, Inc. Through a strategic alliance with the Sayer Group of Companies, Avenue Energy holds interests in oil and gas licenses and leases in the Republic of Turkey. Avenue Energy has been producing high grade light crude oil from its Karakilise-1 well, located in the Diyabakir Petroleum District of southeast Turkey since September, 2003. For additional information about Avenue Group, Inc., please see our website at http://www.avenuegroupinc.com.

Certain information contained in this Press Release are considered forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 (the “Act”), which became law in December, 1995. In order to obtain the benefits of the “safe harbor” provisions of the Act for any such forward-looking statements, we wish to caution investors and prospective investors about significant factors which, among others, have in some cases affected our actual results and are in the future likely to affect our actual results and cause them to differ materially from those expressed in any such forward-looking statements. Actual results may differ as a result of factors over which we have no control, including general economic and business conditions; effects of war or terrorists acts on the capital markets or the Company’s activities, including oil and gas exploration and production. The Company’s results may also be affected by competition; success of operating initiatives; operating costs; advertising and promotional efforts; the existence or absence of adverse publicity; changes in business strategy or development plans, the work at the Karakilise and other licenses, any additional activities at these licenses suggested by the operator, the ability to retain management; the outcome of certain pending disputes with the Company’s operator in Turkey; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employment benefit costs; changes in, or failure to comply with various government regulations; slower than anticipated completion of research and development projects and movements in the foreign exchange rate. Future results with respect to oil and gas properties would be subject to the timing and amount of capital expenditures by us; drilling of wells; timing and amount of future production of oil and gas; operating costs and other expenses; cash flow and anticipated liquidity; prospect development and property acquisitions; and our marketing of oil and gas. Other factors which could affect our results with respect to its future oil and gas operation include, among others: general economic conditions; oil and gas price volatility; our ability to find, acquire, market, develop and produce new properties; the risks associated with acquisitions and exploration; operating hazards attendant to the oil and gas business; downhole drilling and completion risks that are generally not recoverable from third parties or insurance; uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures; potential mechanical failure or underperformance of significant wells; the strength and financial resources of our competitors and our ability to find and retain skilled personnel. The value of the ROO Group, Inc. shares owned by the Company are subject to a number of factors beyond the Company’s control including but not limited to its management’s success in implementing their business plan, competition, technological advances and general market conditions. This Press Release is not an offer to sell or a solicitation of an offer to buy any securities of the Company. Any such solicitation or offer may only be made through a prospectus which has been approved by the Securities and Exchange Commission in the states in which such solicitation or offer has been approved.

————————

Contact:

   Avenue Group, Inc.

   Levi Mochkin, 818-465-1200

   ir@avenuegroupinc.com